                                 SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

  Filed by the registrant  [X]
  Filed by a party other than the registrant [ ]
  Check the appropriate box:
  [X]  Preliminary proxy statement
  [ ]  Definitive proxy statement
  [ ]  Definitive additional materials
  [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                JUST TOYS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                JUST TOYS, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

  Payment of filing fee (Check the appropriate box):
  [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)     Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------

     (2)     Aggregate number of securities to which transactions applies:
- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to
        Exchange Act Rule 0-11:
- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)
       and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:
- --------------------------------------------------------------------------------

     (3)  Filing party:
- --------------------------------------------------------------------------------

     (4)  Date filed:
- --------------------------------------------------------------------------------

                                 JUST TOYS, INC.
                              50 WEST 23RD STREET
                           NEW YORK, NEW YORK  10010

                                 ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 ------------

To the Stockholders of
  Just Toys, Inc.

     Please take notice that the 1996 Annual Meeting of Stockholders of Just Toys, Inc., a Delaware corporation (the "Company"), will be held on Monday, August 19, 1996 at 10:00 A.M. at the Company's showroom at 200 Fifth Avenue, New York, New York for the following purposes:

     1.  To elect a board of seven directors;

     2. To approve an amendment to the Company's Certificate of Incorporation that will authorize an additional 1,000,000 shares of preferred stock to be issued in accordance with the Certificate of Incorporation;

     3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 1996 fiscal year; and

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on July 15, 1996 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting.

     YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.


                                        By Order of the Board of Directors

                                        Geoffrey Gimbel
                                        Secretary
New York, New York
July 19, 1996

                         ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                                JUST TOYS, INC.

                                 ------------

                                PROXY STATEMENT

                                 ------------

     The proxy accompanying this proxy statement is solicited by the Board of Directors of Just Toys, Inc., a Delaware corporation (the "Company"), for use at the 1996 Annual Meeting of Stockholders to be held on Monday, August 19, 1996 at 10:00 A.M. at the Company's showroom at 200 Fifth Avenue, New York, New York, and at any adjournment or adjournments thereof.

     All proxies in the accompanying form which are properly executed and duly returned will be voted in accordance with the instructions specified therein.
If no instructions are given, the shares represented by the proxies will be voted in accordance with the recommendations of the Board of Directors as indicated in this proxy statement and in the discretion of the proxy holders on any other matters that may properly come before the meeting. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the meeting. Such revocation will not affect a vote on any matters taken prior thereto. The mere presence at the meeting of the person appointing a proxy will not revoke the appointment.

     The approximate date of mailing of this proxy statement and the accompanying proxy to stockholders is July 19, 1996. The Company's principal executive offices are located at 50 West 23rd Street, New York, New York 10010.


                         VOTING SECURITIES--RECORD DATE

     Only holders of the Company's Common Stock, $.01 par value per share (the "Common Stock"), of record at the close of business on July 15, 1996 (the "Record Date") will be entitled to notice of and to vote at the meeting or at any adjournment or adjournments thereof. On that date, 4,150,000 shares of Common Stock were issued and outstanding.

     Each share of Common Stock entitles the holder thereof to one vote with respect to each proposal properly brought before the meeting for consideration by stockholders. The holders of a majority of the outstanding shares of Common Stock entitled to vote must be present at the meeting in person or by proxy to constitute a quorum.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information at June 30, 1996 with respect to the beneficial ownership of shares of Common Stock owned by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for election as director of the Company, and (iii) all officers and directors of the Company as a group:


           NAME AND ADDRESS OF               AMOUNT AND NATURE OF      PERCENT OF
             BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(1)     CLASS
- -----------------------------------------  --------------------------  ------------
Roger Gimbel.............................  722,888(2)                         17.4%
  4 West 33rd Street
  New York, New York  10001
RGA Accessories, Inc.....................  630,000                            15.2%
  4 West 33rd Street
  New York, New York  10001
Merrill Lynch & Co.......................  389,000(3)                          9.4%
  World Financial Center
  North Tower
  250 Vesey Street
  New York, New York 10281
FMR Corp.................................  318,900(4)                          7.7%
  82 Devonshire Street
  Boston, Massachusetts 02109
Morton J. Levy...........................  213,395(5)                          5.1%
  50 West 23rd Street
  New York, New York  10010
Howard Kaufman...........................  94,888(6)                           2.3%
  Bishops Estate
  Lenox, Massachusetts 01290
Barry Shapiro............................  37,666(7)                    Less than 1%
  50 West 23rd Street
  New York, New York  10040
Donald D. Shack..........................  34,000(8)                    Less than 1%
  530 5th Avenue
  New York, New York  10036
Michael Vastola                            8,000(8)                     Less than 1%
  50 West 23rd Street
  New York, New York
Charmaine Jefferson......................  1,000(8)                     Less than 1%
  3511 Hillcrest Drive
  Los Angeles, CA 90016

Irwin Naitove............................      1,000(8)                     Less than 1%
  RR1
  Box 630
  Mount Holly, Vermont  05758
Robert Pagano............................          0                               0
  142-32 59th Avenue
  Flushing, New York 11355
Scott Buske..............................          0                               0
  305 Valley Street
  Atlantic Highlands, NJ  07710

All directors and executive officers as
    a group (ten persons)                  1,112,837(9)                         26.0%
- ---------------

(1) Except as otherwise indicated in the following footnotes, the persons listed in the table own of record the shares of Common Stock opposite their name and have sole voting and investment power with respect to such shares of Common Stock.

(2) Includes 630,000 shares of Common Stock owned by RGA Accessories, Inc., of which Roger Gimbel is the controlling stockholder, President and Chief Executive Officer, and 4,000 shares issuable upon exercise of currently exercisable stock options granted under the Company's 1992 Incentive and Non-Qualified Stock Option Plan (the"Plan").

(3) The following information was set forth in Schedule 13G filed by Merrill Lynch & Co., Inc. ("ML & Co.") with the Securities and Exchange Commission on or about February 5, 1996. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF & S"), is a wholly-owned direct subsidiary of ML & Co. and a broker-dealer pursuant to the Securities Exchange Act of 1934. MLPF & S may be deemed the beneficial owner of less than 5% of the common stock of the Company as a result of its proprietary trading activity.

    Merrill Lynch Group ("ML Group"), a wholly-owned subsidiary of ML & Co. may be deemed the beneficial owner of 9.4% of the common stock of the Company by virtue of its control of its wholly-owned subsidiary, Princeton Services, Inc. ("PSI"). PSI, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 9.4% of the common stock of the Company by virtue of its being the general partner of Fund Asset Management, L.P. ("FAM"). FAM, a Delaware limited partnership is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. FAM may be deemed to be the beneficial owner of 9.4% of the common stock of the Company as a result of its acting as investment adviser to investments companies registered under Section 8 of the Investment Company Act of 1940. One registered investment company advised by FAM, Merrill Lynch Special Value Fund, Inc. (the "Fund"), is the beneficial owner of 9.4% of the common stock of the Company. ML & Co., MLPF & S, ML Group, PSI, FAM, and the Fund disclaim beneficial ownership of the securities of the Company.

(4) Based upon information set forth in Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on or about February 14, 1996, Fidelity Management and Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 318,900 shares or 7.7% of the Common Stock of the Company as a result of acting as investment adviser to several investment companies. Mr. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the aforementioned investment companies each has sole power to dispose of these 318,900 shares. The ownership of one investment company, Fidelity Retirement Growth Fund, amounted to 318,900 shares or 7.7% of the Common Stock outstanding at March 15, 1995.

(5) Includes 1,500 shares owned by Mr. Levy as custodian for his grandson under the Uniform Gifts to Minors Act and 65,000 shares issuable upon exercise of currently exercisable stock options granted under the Plan.

(6) Includes 6,000 shares issuable upon exercise of currently exercisable stock options granted under the Plan.

(7) Includes 11,000 shares issuable upon exercise of currently exercisable stock options granted under the Plan.

(8) Consists entirely of shares issuable upon exercise of currently exercisable stock options granted under the Plan.

(9) Includes 130,000 shares issuable upon exercise of currently exercisable stock options granted under the Plan.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

   At the 1996 Annual Meeting of Stockholders, seven directors, constituting the entire Board of Directors, are to be nominated for election, to serve until the 1997 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify. Unless a proxy shall specify that it is not to be voted for the directors, it is intended that the shares of Common Stock represented by each duly executed and returned proxy will be voted IN FAVOR of the election as directors of the persons named below.

   Each of the persons named below as a nominee for director is currently a director of the Company and their stock ownership is set forth above under "Security Ownership of Certain Beneficial Owners and Management".

   If any nominee is not a candidate for election at the meeting, an event which the Board of Directors does not anticipate, the proxies will be voted for a substitute nominee and for the others named below.

   The Company's By-Laws provide that directors be elected by a plurality of the votes cast at the meeting by the holders of the outstanding shares of Common Stock entitled to notice of, and to vote in, the election.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.



NOMINEES FOR ELECTION AS DIRECTORS

           NAME               AGE                    PRINCIPAL OCCUPATION                 DIRECTOR SINCE (1)
- --------------------------  --------  --------------------------------------------------  ------------------
Roger Gimbel                      65  Director and Vice Chairman of the Board of                       1992
                                      Directors of the Company; Chief Executive
                                      Officer and President of RGA Accessories, Inc.
Charmaine Jefferson               42  Director of the Company; Vice President/Business                 1995
                                      Affairs for de Passe Entertainment.

Howard Kaufman                    70  Director of the Company; private investor                        1992

Morton J. Levy                    74  Chairman of the Board of Directors and Chief                     1992
                                      Executive Officer

Irwin Naitove                     78  Director of the Company; private investor                        1995

Donald D. Shack                   67  Director of the Company; member of the law firm                  1992
                                      Shack & Siegel, P.C.

Barry Shapiro                     54  Director, President and Chief Operating Officer                  1995
                                      of the Company

   ROGER GIMBEL was appointed Vice Chairman of the Board of Directors, Chief Financial Officer and Vice President of the Company in August 1992. Due to health reasons, Mr. Gimbel resigned as Chief Financial Officer and Vice President of the Company in April 1995. Mr. Gimbel was one of the founders of the Company, and, since the commencement of operations, he and RGA Accessories, Inc. ("RGA") one of the partners of the joint venture that was the predecessor to the Company (the "Joint Venture"), have provided administrative services to the Company. See "Certain Relationships and Related Transactions." Mr. Gimbel is the Chief Executive Officer and President of RGA, which in addition to providing services to the Company, is an importer and distributor of personal accessories, small leather goods, and related items.

   CHARMAINE JEFFERSON was appointed a director of the Company in July 1995. Ms. Jefferson is currently employed as Vice President/Business Affairs for de Passe Entertainment. From June 1995 to April 1996, Ms. Jefferson was self-employed as a consultant providing management advice to not-for-profit corporations. From August 1992 to June 1995, Ms. Jefferson was employed as the executive director of the Dance Theater of Harlem, Inc. From 1988 through August 1992, Ms. Jefferson was Deputy and Acting Commissioner for the New York City Department of Cultural Affairs.

   HOWARD KAUFMAN was appointed a director of the Company in October 1992. Mr. Kaufman has been engaged in the toy business for approximately 34 years, having been a founder and principal officer of KayBee Stores, a division of the Consolidated Stores Corp. For more than the past five years, Mr. Kaufman has been a private investor. Mr. Kaufman is also a director of Berkshire Life Insurance Company and All For A Dollar, Inc.

   MORTON J. LEVY was appointed as Chairman and Chief Executive Officer of the Company on March 30, 1995. Mr. Levy is a director and officer of each of the Company's subsidiaries. He was appointed a director of the Company in October 1992 and became a consultant to the Company in 1994. Mr. Levy was engaged in the toy business for approximately 36 years, having been a founder and principal officer of Gabriel Industries, Inc., a diversified toy manufacturer. For more than five years prior to his engagement as a consultant to the Company, Mr. Levy was a private investor.

   IRWIN NAITOVE was appointed a director of the Company in May 1995. Mr. Naitove has been in corporate finance for the past 45 years. For more than the past five years, Mr. Naitove has been a private investor.

   DONALD D. SHACK was appointed a director of the Company in August 1992. Mr. Shack is an attorney and, since April 1993, has been a member of the law firm of Shack & Siegel, P.C., general counsel to the Company. From January 1990 through March 1993, Mr. Shack was a member of the law firm of Whitman & Ransom which served as general counsel to the Company during that period. Mr. Shack is also a director of the following publicly-held companies: Andover Togs, Inc., Ark Restaurants Corp. and International Citrus Corporation.

   BARRY SHAPIRO was appointed as President and Chief Operating Officer of the Company on March 30, 1995. Mr. Shapiro is Chairman of the Company's Hong Kong subsidiaries and a director and officer of each of the Company's other subsidiaries. He was appointed a director of the Company in April 1995. Mr. Shapiro has been employed in the toy business for over 25 years. In November 1994, Mr. Shapiro was appointed Executive Vice President of the Company. From December 1993 until November 1994, he served as Managing Director of the Company's Hong Kong subsidiaries, Joyful World Enterprises, Ltd. and Just Toys Products, Ltd. From October 1991 to November 1993, he was the President of Packaging Specialists, a manufacturer and distributor of protective packaging. From January 1984 to June 1991, Mr. Shapiro was Executive Vice President of Imagineering, Inc.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

   During the Company's past fiscal year, the Board of Directors held seven meetings and took action four times by unanimous written consent. During the Company's past fiscal year, each member of the Board attended at least 75% of the meetings of the Board and Board Committees on which he or she served. The Executive Committee of the Board of Directors comprised of Morton J. Levy, Barry Shapiro and Donald D. Shack held one meeting during the past fiscal year.

   The Compensation Committee makes determinations pertaining to the compensation of the Company's executive officers. Due to the changes in the composition of the Board of Directors during fiscal 1995, the Board of Directors as a whole, excluding Mr. Levy, met as a Compensation Committee on two occasions to establish Mr. Levy's compensation arrangements. The Board of Directors has a Stock Option Committee currently consisting of Howard Kaufman and Irwin Naitove, which makes determinations pertaining to the grant of options under the Company's 1992 Incentive and Non-Qualified Stock Option Plan. During the Company's past fiscal year, the Stock Option Committee took action by unanimous written consent four times and held two meetings.

   The Board of Directors' Audit Committee, comprised of Messrs. Kaufman and Shack and Ms. Jefferson, reviews the performance of the Company's independent auditors, their fees and services and the scope of their audit. The selection of the independent auditors, however, is made by the Board as a whole. The Audit Committee held one meeting during the past fiscal year. The Board of Directors does not maintain a standing nominating committee, the customary functions of such committee being performed by the entire Board of Directors.

   All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers serve at the pleasure of the Board of Directors.

   Directors who are not officers of the Company receive a $10,000 annual retainer, plus reimbursement of reasonable out-of-pocket expenses. Pursuant to the Company's 1992 Incentive and Non-Qualified Stock Option Plan, each director who is not an officer of the Company and who does not provide legal or consulting services to the Company is entitled to receive, on the commencement of service as a director and on each anniversary thereof on which such director remains a director of the Company, options to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of such shares on the date of grant. Directors who are also officers of the Company do not receive any compensation for services rendered in their capacity as directors.

                       EXECUTIVE OFFICERS OF THE COMPANY

   The following table sets forth the names and ages as of June 30, 1996 of executive officers of the Company and all offices held by each person.


      NAME         AGE                TITLE                 OFFICER SINCE
- -----------------  ---  ----------------------------------  -------------
Morton J. Levy      74  Chairman of the Board of                     1995
                        Directors
                        and Chief Executive Officer
Barry Shapiro       54  Director, President and Chief                1995
                        Operating Officer of the
                        Company

Michael Vastola     51  Vice President -- Finance and                1995
                        Chief Financial Officer
Robert Pagano       42  Vice President Marketing and                 1996
                        Product Planning
Scott Buske         47  Vice President of Manufacturing              1996
                        Operations

     See "Election of Directors" above for a description of Messrs Levy's and Shapiro's occupations and prior engagements.

     MICHAEL VASTOLA was appointed the Vice President--Finance of the Company on March 30, 1995. In April 1995, Mr. Vastola was named Chief Financial Officer of the Company. Mr. Vastola is a director and officer of each of the Company's United States subsidiaries. Mr. Vastola joined the Company on March 1, 1995, following a 23-year career at The Lionel Corporation, serving as its Chairman and Chief Executive Officer from 1983 to 1991.

     ROBERT PAGANO returned to the Company in December 1995 and was appointed Vice President Marketing and Product Planning of the Company in February 1996. From May 1994 through December 1995, Mr. Pagano was the Vice President for Research and Development at Toy Biz, Inc. Prior to that time, starting in November 1991, Mr. Pagano was Vice President--Marketing of the Joint Venture and then of the Company.

     SCOTT BUSKE was appointed the Vice President of Manufacturing Operations in February 1996. Mr. Buske, for more than the past five years, was Chairman of the Board, President and Chief Executive Officer of Table Toys, Inc. In February 1996, immediately following Mr. Buske's employment by the Company, Table Toys, Inc. filed a petition under Chapter 11 of the federal bankruptcy laws.

                             EXECUTIVE COMPENSATION
                             ----------------------

     The Summary Compensation Table below sets forth certain information concerning compensation paid or accrued in 1995 to the past and present Chief Executive Officer of the Company and the two executive officers whose total salary and bonus in 1995 exceeded $100,000.


                               SUMMARY COMPENSATION TABLE



                                                         LONG-TERM
                                         ANNUAL          COMPENSATION  ALL OTHER
                                         COMPENSATION    -------------   COMPENSATION
NAME AND PRINCIPAL                       --------------     OPTIONS    --------------
 POSITION                          YEAR    SALARY ($)     AWARDED (#)         ($)
- ------------------------           ----  --------------  ------------- ---------------
Morton Levy                        1995        166,833         85,000
  Chairman of the Board            1994             --             --
  and Chief Executive              1993             --             --
  Officer

Allan Rigberg (1)                  1995         96,570             --
  Chairman of the Board            1994        350,000         20,000
   and Chief Executive             1993        325,000             --
   Officer

Barry Shapiro                      1995        185,000         39,000          45,801(2)
  President and Chief              1994             --             --
  Operating Officer                1993             --             --

Michael Vastola                    1995        121,446         40,000
  Vice President - Finance         1994             --             --
   and Chief Financial             1993             --             --
   Officer

(1)  As of March 30, 1995, no longer employed by the Company.
(2) Includes a $35,470 housing allowance paid to Mr. Shapiro while he served as Managing Director of the Company's Hong Kong subsidiaries.

     The following table sets forth certain information with respect to options to purchase the Company's Common Stock granted in fiscal year 1995 under the Company's 1992 Incentive and Non-Qualified Stock Option Plan for the executive officers named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE VALUE AT
                                                                             ASSUMED ANNUAL RATES OF
                                                                           STOCK PRICE APPRECIATION FOR
                           INDIVIDUAL GRANTS                                        OPTION TERM
- -----------------------------------------------------------------------------------------------------------
                                PERCENT OF TOTAL
                                OPTIONS GRANTED    EXERCISE
                    OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION
   NAME             GRANTED (#)      1995         ($/SHARE)     DATE              5% ($)         10% ($)
   ----             ----------- ---------------   ----------  -----------       --------        ----------
Morton Levy            50,000               21.4%      2.00      5/18/05           1,806          62,108
                       35,000               15.0%     1.625      7/12/05          35,768          90,644
Allan Rigberg              --                 --         --           --              --              --
Barry Shapiro          10,000                4.3%     3.625      1/26/05           8,545          35,078
                       29,000               12.4%     1.625      7/12/05          29,637          75,105
Michael Vastola        15,000                6.4%     3.625       3/1/05              --          28,301
                       25,000               10.7%     1.625      7/12/05          25,549          64,740

   The following table details the value on December 31, 1995 of options to purchase Common Stock held by the executive officers named in the Summary Compensation Table above.

                         FISCAL YEAR END OPTION VALUES

                   NUMBER OF UNEXERCISED OPTIONS AT   VALUE OF UNEXERCISED IN-THE-MONEY
                          DECEMBER 31, 1995            OPTIONS AT DECEMBER 31, 1995(1)
                  ----------------------------------------------------------------------
      NAME          EXERCISABLE     UNEXERCISABLE     EXERCISABLE($)   UNEXERCISABLE($)
      ----          -----------     -------------     --------------   ----------------
Morton Levy                58,000            52,000
Allan Rigberg                  --                --               --                 --
Barry Shapiro               5,200            65,000               --                 --
Michael Vastola                --            40,000               --                 --

  (1) Based on the closing price of the Company's Common Stock on the NASDAQ National Market System on December 31, 1995.

COMPENSATION ARRANGEMENTS

  In February 1996, the Compensation Committee of the Board of Directors established a company wide bonus pool to enable employees of the Company to participate in any profits the Company earns in 1996. The pool will consist of 20% of the first $1,000,000 of pre-tax earnings, 15% on the next $1,000,000 of pre-tax earnings and 10% of all pre-tax earnings over $2,000,000. Mr. Levy and Mr. Shapiro will receive 30% and 25% respectively, of the pool. The remaining 45% of the pool will be distributed to the employees of the Company, subject to the discretion of Messrs. Levy and Shapiro.

  In February 1996, the Board approved an agreement with Mr. Shapiro which provides that if the Company is acquired during 1996 and Mr. Shapiro is terminated as a consequence thereof, Mr. Shapiro will be paid an amount equal to his 1996 base salary.

PERFORMANCE MEASUREMENT COMPARISON

  The following graph sets forth as of December 31, 1995, the cumulative total stockholder return on the Company's Common Stock compared with the cumulative total return of the NASDAQ National Market Index and a peer group common stock index comprised of those public companies whose business activities fall within the same Standard Industrial Classification Code as the Company. The total return assumes a $100 investment on October 1, 1992 (the date of the initial public offering of the Company's Common Stock) and reinvestment of dividends in the Company's Common Stock and in each index.

                  COMPARISON OF CUMULATIVE TOTAL RETURN OF THE
                   COMPANY'S COMMON STOCK, PEER GROUP COMMON
                  STOCK INDEX AND NASDAQ NATIONAL MARKET INDEX



                              [SEE ATTACHED CHART]

- ------------------------------FISCAL YEAR ENDING-------------------------------

COMPANY                                1992    1992    1993     1994     1995

JUST TOYS INC                          100.00  112.24   51.02   15.31    11.73
INDUSTRY INDEX                         100.00   96.73  112.26  104.25   138.27
BROAD MARKET                           100.00  108.57  130.23  136.73   177.35

REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors currently consists of Messrs. Gimbel and Naitove and Ms. Jefferson. However, in fiscal 1995 the Compensation Committee consisted of all members of the Board of Directors, except Messrs. Levy and Shapiro. The Compensation Committee determines the compensation of Mr. Levy as Cheif Executive Officer of the Company and sets policies for and reviews with Mr. Levy the compensation of the other executive officers identified in the Summary Compensation Table above and the Company's other principal executives. The Company's executive compensation packages are comprised primarily of base salaries, performance based bonus awards and stock options. It is the philosophy of the Compensation Committee that a substantial portion of a senior executive officer's compensation be directly related to the performance of the Company. Individual compensation is reviewed on the basis of various considerations, including Company performance, individual performance, position tenure, and internal comparability.

  In March 1995, the Company employed Mr. Levy as Chairman of the Board and Chief Executive Officer for a base annual salary of $225,000. Mr. Levy's salary was the result of negotiations between Mr. Levy and the other members of the Board of Directors at the time of his retention. The Board sought to compensate Mr. Levy fairly to reflect his extensive experience in the toy industry and the substantial difficulties facing the Company at the time of his retention. Prior to becoming an officer of the Company, Mr. Levy had received options to purchase 25,000 shares of the common stock of the Company in connection with his service as a director and consultant to the Company. In keeping with the Company's philosophy that a substantial portion of an executive's compensation be performance based, since his appointment as Chief Executive Officer, Mr. Levy has received options to purchase an additional 85,000 shares of common stock having exercise prices equal to or higher than the fair market value of the Company's stock on the date of grant of such options.

  The compensation of the other executive officers identified in the Summary Compensation Table and the Company's other principal executives consists for 1995 of a combination of base salary and stock options. For 1996 the Compensation Committee has established a Company-wide bonus pool to enable management employees of the Company to participate in profits the Company earns in 1996. The pool will consist of 20% of the first $1,000,000 of pre-tax earnings, 15% on the next $1,000,000 of pre-tax earning and 10% of all pre-tax earnings over $2,000,000. Mr. Levy and Mr. Shapiro will receive 30% and 25% respectively, of the pool. The remaining 45% of the pool will be distributed to certain employees of the Company, subject to the discretion of Messrs. Levy and Shapiro.

  The Company's stock option program is designed to further align the interest of the executives with those of the stockholders at large. Options are granted with exercise prices equal to or above market on the grant date and vest, generally, in 20% increments over a period of five years. This approach is designed to incentivise creation of stockholder values over the long term since the full benefit of the option cannot be realized unless price appreciation occurs over a number of years and the executive is rewarded only to the extent that stockholders at large have benefited. The Company does not issue options to executives on any fixed basis preferring to maintain a flexible program.

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers unless such compensation is paid pursuant to performance standards prescribed under Section 162(m). Section 162(m) provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure grants under future stock option plans in a manner that complies with this requirement. The Company does not anticipate that the compensation package for the Chief Executive Officer or any of the four most highly compensated executive officers, will exceed $1,000,000 as contemplated by Section 162(m) within the next year. The Company has not found it necessary to address the issue of Section 162(m) in respect of compensation paid in excess of $1,000,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Donald D. Shack is a member of the firm of Shack & Siegel, P.C., general counsel to the Company. Roger Gimbel is the Chief Executive Officer and President of RGA, which provides certain administrative services to the Company. See "Certain Relationships and Related Transactions." In addition, until April 1995, Mr. Gimbel was the Chief Financial Officer of the Company and an officer of the Company's subsidiaries.

Howard Kaufman  Charmaine Jefferson  Roger Gimbel  Donald D. Shack Irwin Naitove

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ARRANGEMENTS WITH RGA

  Since the commencement of operations in March 1989, RGA has provided certain administrative services to the Company and its predecessors. These services include maintenance of financial books and records and preparation of financial statements, budgets, forecasts and cash flow projections; services relating to the Company's banking relationships; payment from the Company's accounts of accounts payable and payroll; collection of accounts receivable and credit analysis; order processing and resolution of routine claims, deductions and allowances with customers; import processing; cash management; and other miscellaneous services and advice.

  Effective October 1, 1992, the Company and RGA entered into a new agreement pursuant to which RGA provides such services to the Company. The agreement is automatically renewed from year to year unless terminated by the Company upon at least six months notice prior to the commencement of any renewal term or by RGA at least 12 months prior to the commencement of any renewal term. The agreement provides that the Company will pay RGA, as a fee for the services described above, an amount equal to the sum of (i) 4.0% of the first $30,000,000 of the Company's domestic non-letter of credit gross sales, 3.75% of such gross sales in excess of $30,000,000 but less than $40,000,001, 3.5% of such gross sales in excess of $40,000,000 but less than $50,000,001, 3.25% of such gross sales in excess of $50,000,000 but less than $60,000,001 and 3.0% of such gross sales in excess of $60,000,000, (ii) 1.5% of the Company's domestic letter of credit gross sales, and (iii) 1.0% of the Company's foreign gross sales. The Company incurred expenses of $668,000 and $877,000 for the foregoing services in 1995 and 1994, respectively. RGA also provided the Company with certain warehouse services for which it incurred expenses of $107,000 in 1995 and $320,000 in 1994.

  Under the agreement with RGA, the Company has the right to purchase, at cost, from RGA any computer software used by RGA in the performance of its services for the Company, to the extent RGA owns or has the right to transfer such software. The agreement also provides that during its term and for a period of one year thereafter, RGA will not provide similar services to any of the Company's competitors in the toy business.

  Commencing in 1996, the Company terminated its prior arrangements with RGA and began assuming internally the functions and services previously provided by RGA to the Company. RGA will continue to provide computer related services through 1996 and for such services the Company will pay to RGA an aggregate of $300,000, in 1996, less certain credits.

HONG KONG SERVICES ARRANGEMENTS

  Services similar to that provided by RGA in the United States are provided to the Company's Hong Kong subsidiaries by a company in Hong Kong of which Roger Gimbel, the Vice Chairman of the Board of Directors of the Company, is a shareholder. The Company incurred expenses of $293,000 in 1995 and $217,000 in 1994 for such services. The Company has negotiated a fixed fee of $116,000 for 1996.

PUBLIC WAREHOUSE FACILITY

  The Company utilizes, among other facilities, a public warehouse in New Jersey which stores the Company's inventory and packages and ships such inventory in accordance with the Company's instructions for a fee based upon a percentage of the dollar value of orders shipped from such facility. The operator of such warehouse facility leases the premises from Jersey Warehouse Partners, a general partnership of which Roger Gimbel is a General Partner and in which Mr. Gimbel holds a 42.45% interest. Rental expense for such warehouse facility was approximately $5,300 in 1995. The Company believes that the arrangements with Jersey Warehouse Partners are fair and reasonable and are on terms at least as favorable as would be available from unaffiliated parties.

PROPOSAL 2 - AMENDMENT OF CERTIFICATE OF INCORPORATION TO AUTHORIZE AN ADDITIONAL 1,000,000 SHARES OF PREFERRED STOCK

  The Company's Certificate of Incorporation (the "Certificate") currently authorizes the issuance of up to 1,000,000 shares of preferred stock, $1.00 par value. In connection with (i) the Company's settlement of the litigation brought by the Company's former Chief Executive Officer and its former President against the Company, and (ii) the Company's acquisition of substantially all of the assets of Table Toys, Inc., the Company has issued nearly 700,000 shares of its preferred stock in two series, Series A and Series B. As the dividends that are payable on each of the Series A and Series B preferred stock may be paid through the issuance of additional shares of preferred stock, the Company may soon have no shares of preferred stock available for issuance.

  The Board believes that the Company needs to have available for issuance additional shares of preferred stock to give the Company the financing flexibility that the availability of the preferred stock affords. Accordingly, the Board has proposed that the Company authorize an additional 1,000,000 shares of the Company's preferred stock, $1.00 par value. At this time, the Company has no firm agreement to issue any additional preferred stock but believes that it is in the best interest of the Company to have additional preferred stock available to it, without having to incur possible delays and expenses associated with seeking stockholder approval, in case appropriate opportunities arise for the issuance of shares of preferred stock in the future. Accordingly, the Board has approved, and recommends to stockholders that they also approve, an amendment to the Certificate to authorize an additional 1,000,000 shares of preferred stock.

  In accordance with the Certificate, the additional 1,000,000 shares of authorized preferred stock will rank senior to the Company's authorized Common Stock and will be issuable in series having such designations, dividend rates, liquidation prices, redemption prices, conversion prices, voting rights, maturity dates and other terms as may be established from time to time by the Board in the resolutions establishing such series. If the resolutions establishing the series so provide, holders of any series of preferred stock may have the right to receive a liquidating distribution before any distribution is made to holders of Common Stock upon liquidation, and holders of preferred stock may be entitled to receive all dividends to which they are entitled before any dividends may be paid to holders of Common Stock. Holders of each series of preferred stock will have such voting rights (which may include special rights regarding election of directors) as may be provided in the resolutions establishing such series. As provided in the Certificate, the preferred stock will not be set aside for any specified purpose, but will be subject to issuance at the discretion of the Board from time to time for any proper corporate purposes and without any further stockholder approval.

  Preferred stock can be used to make more difficult a change in control of the Company. Under certain circumstances the Board could create impediments to, or frustrate persons seeking to effect, a takeover or transfer of control of the Company by causing such shares to be issued to a holder or holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interest of the Company and its stockholders. Such action may have an adverse impact on stockholders who may want to accept such takeover bid. In this connection, the Board could, publicly or privately issue shares of preferred stock with full voting rights to a holder that would thereby have sufficient voting power to insure that certain types of proposals -- including any proposal to remove directors, to accomplish certain business combinations opposed by the Board, or to alter, amend or repeal provisions in the Certificate or By-laws of the Company relating to any such action -- would not receive the requisite stockholder vote. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity to acquire control of the Company since the issuance of such shares could dilute the ownership of such person or entity.
The Company is not currently contemplating the issuance of any preferred stock which may make more difficult a change in control of the Company, nor is the Company aware of any proposals relating to a possible change in control of the Company.

  The complete text of proposed Article FOURTH of the Certificate as adopted by the Board is set forth in Exhibit A attached to this Proxy Statement.

REQUIRED VOTE

  The affirmative vote of holders of a majority of the shares of Common Stock outstanding and entitled to vote on this matter is required to authorize the Amendment to the Certificate in order to authorize an additional 1,000,000 shares of preferred stock pursuant to the following resolution:

  "RESOLVED, that the amendment to the Company's Certificate of Incorporation be approved in the form annexed as Exhibit A to the Company's Proxy Statement dated July 19, 1996."

                             ______________________


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE AUTHORIZATION OF AN ADDITIONAL 1,000,000 SHARES OF PREFERRED STOCK.

                             ______________________

PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The following disclosures are required by the rules and regulations of the Securities Exchange Commission in connection with the Company's decisions to change its independent auditors.

  The Company determined to change its independent auditors and accordingly dismissed Richard A. Eisner & Company, LLP ("Eisner") as its independent auditors effective as of November 8, 1995. The decision to change independent auditors was unanimously approved by the Company's Board of Directors including all members of the Audit Committee of the Board of Directors.

  During the Company's two most recently completed fiscal years and the subsequent interim period up to the date of the change of accountants (November 8, 1995), there were no disagreements between the Company and Eisner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Eisner, would have caused it to make reference to the matter of disagreement in its report. During the two most recently completed fiscal years and the subsequent interim period up to the date of the change of accountants (November 8, 1995), the Company was not advised by Eisner of any of the reportable events listed in Item 304(a)(1)(v)(A) through (D) of Regulation S-K (the "Regulation").

  The audit report of Eisner on the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 1993 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The audit report of Eisner on the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 1994 contained a statement regarding the uncertainty of the Company to continue as a going concern. In addition, the report noted that the Company adopted the method of accounting for certain investments in debt and equity securities prescribed by Statement of Financial Accounting Standards No. 115.

  Effective November 13, 1995, the Company retained Ernst & Young LLP ("E&Y") as its independent auditors. E&Y had previously served as independent auditors for the Company's Hong Kong subsidiaries for the fiscal year ended December 31, 1994. During the Company's two most recently completed fiscal years and the interim period prior to the engagement of E&Y, the Company (or someone on its behalf) did not consult E&Y regarding either (i) the application of accounting principles to a specified transaction either completed or proposed or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement (as such term is used in Item 304(a)(1)(iv) of the Regulation and the related instruction to
Item 304 of the Regulation) or any of the reportable events listed in Item 304(a)(1)(v)(A) through (D) of the Regulation.

  It is proposed that the stockholders ratify the appointment by the Board of Directors of E&Y as the independent auditors of the Company for the fiscal year ending December 31, 1996. The Company expects a representative of E&Y to be present at the annual meeting who will respond to appropriate questions submitted by stockholders and will make such statements as he or she may desire.

  Approval by the stockholders of the appointment of independent auditors is not required, but the Board of Directors deems it desirable to submit this matter to the stockholders. If a majority of the votes cast at the meeting should not approve the selection of E&Y, the selection of independent auditors will be reconsidered by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
          ------------------------------------------------------------

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the NASDAQ/National Market System. Officers, directors and greater than ten percent stockholders are required by the Commission's regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

  Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1995, except for three Form 4s reflecting three sales of the Company's stock by JTI Toys, Inc., Allan Rigberg, the former Chief Executive Officer and Chairman of the Board, and Rose Evangelista, the former President, Chief Operating Officer and Director of the Company, which Form 4s were filed late.

  VOTING PROCEDURES

  Pursuant to Securities and Exchange Commission rules, a designated blank space is provided on the proxy card to withhold authority to vote for one or more nominees for director and boxes are provided on the proxy card for stockholders to mark if they wish to abstain on Proposals 2 or 3. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the vote. Abestentions in connection with Proposal 2 will be counted as present and therefore will affect a negative vote. Abstentions are not counted in determining the votes cast with respect to the ratification of the selection of independent auditors and will have no effect on the vote.

  Under the rules of the National Association of Securities Dealers, brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote upon the election of directors and the selection of independent auditors. Under the General Corporation Law of the State of Delaware, a broker non-vote will have no effect on the outcome of the election of directors or upon Proposal 3 and will have the same effect as a vote against Proposal 2.

                                 OTHER MATTERS

MANNER AND EXPENSES OF SOLICITATION

  The solicitation of proxies in the accompanying form is made by the Board of Directors and the cost thereof will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for such services. Brokerage firms, custodians banks, trustees, nominees or other fiduciaries holding shares of Common Stock in their names will be requested by the Company to forward proxy materials to their principals and will be reimbursed for their reasonable out-of-pocket expenses in such connection.

  It is important that proxies be returned promptly. Therefore, whether or not you plan to attend the meeting in person, you are urged to mark, date, execute, and return your proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.


DISCRETIONARY AUTHORITY TO VOTE PROXY

  As of the date of this proxy statement, the Board of Directors is not aware of any other matters to be presented for action, but if any other matters properly come before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.


ANNUAL REPORT

  The Annual Report of the Company for 1995, including financial statements, accompanies this proxy statement.


SUBMISSION OF STOCKHOLDER PROPOSALS

  Stockholder proposals in respect of matters to be acted at the Company's 1997 Annual Meeting of Stockholders should be received by the Company on or before March 21, 1997 in order that they may be considered for inclusion in the Company's proxy materials.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO EACH OF THE COMPANY'S SHAREHOLDERS OF RECORD ON JULY 15, 1996 AND EACH BENEFICIAL SHAREHOLDER ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFORE MAILED TO THE COMPANY'S OFFICES, 50 WEST 23RD STREET, NEW YORK, NEW YORK 10010, ATTENTION: SECRETARY. REQUESTS FROM BENEFICIAL SHAREHOLDERS MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP ON THAT DATE.


                                         By Order of the Board of Directors


                                         Geoffrey Gimbel
                                         Secretary


Dated: July 19, 1996

                                   EXHIBIT A

     AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AUTHORIZE AN ADDITIONAL 1,000,000 SHARES OF PREFERRED STOCK

     If proposal 2 is approved, the Certificate shall be amended by deleting Article Fourth and substituting in its place the following:

          "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Seventeen Million (17,000,000), consisting of Fifteen Million (15,000,000) shares of Common Stock, $0.01 par value per share, and Two Million (1,000,000) shares of Preferred Stock, $1.00 par value per share (the "Preferred Stock").

          The Preferred Stock may be issued, from time to time, in one or more series, with such powers, designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. All shares of any one series of Preferred Stock shall be alike in every particular.

          No holder of any of the shares of the stock of the Corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for (1) any unissued stock of any class, or
     (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion."

                                JUST TOYS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                                AUGUST 19, 1996

     THE UNDERSIGNED, revoking all previous proxies, hereby appoints MORTON J. LEVY, BARRY SHAPIRO and DONALD D. SHACK, or any of them as attorneys, agents and proxies with power of substitution, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of JUST TOYS, INC. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, August 19, 1996 at 10:00 A.M. local time at the Company's showroom at 200 Fifth Avenue, New York, New York, and at all adjournments thereof. The shares represented by this Proxy will be voted as indicated below upon the following matters, all more fully described in the Proxy Statement.


(1) Election of a board of seven directors



                                                       WITHHOLD AUTHORITY
Nominee                            VOTE FOR                TO VOTE FOR
- -------                            --------            ------------------

Roger Gimbel                         [ ]                       [ ]
Charmaine Jefferson                  [ ]                       [ ]
Howard Kaufman                       [ ]                       [ ]
Morton J. Levy                       [ ]                       [ ]
Irwin Naitove                        [ ]                       [ ]
Donald D. Shack                      [ ]                       [ ]
Barry Shapiro                        [ ]                       [ ]


                               (See reverse side)

(2) Approval of an amendment to the Company's Certificate of Incorporation that will authorize an additional 1,000,000 shares of preferred stock to be issued in accordance with the Certificate of Incorporation.

                              FOR  [ ]   AGAINST  [ ]   ABSTAIN   [ ]

(3) Ratification of the appointment of Ernst & Young LLP as independent auditors for the 1996 fiscal year.

                              FOR  [ ]   AGAINST  [ ]   ABSTAIN  [ ]

(4) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO SUCH INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND FOR ITEMS 2 and 3.



                                           Dated:___________________

                                           ______, 1996

                                           __________________________

                                           ___________

                                           NOTE:  Please sign exactly as your
                                           name or names appear hereon.  Joint
                                           owners should each sign personally.
                                           When signing as executor,
                                           administrator, corporation, officer,
                                           attorney, agent, trustee or guardian,
                                           etc., please add your full title to
                                           your signature.



NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.